UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: November 15, 2007

BROOKE CORPORATION

(Exact name of registrant as specified in its charter)

KS	001-31698	48-1009756
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

8500 College Boulevard Overland Park, KS	66210
(Address of principal executive offices)	(Zip Code)

(913) 383-3700

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On November 15, 2007 (the “Closing Date”), Brooke Corporation (“Brooke Corp.”) completed a merger pursuant to an Agreement and Plan of Merger dated August 31, 2007, as amended September 20, 2007, as amended November 15, 2007 (the “Merger Agreement”), by and among Brooke Corp., Brooke Franchise Corporation (“Brooke Franchise”) and Brooke Capital Corporation (“Capital”). Pursuant to the Merger Agreement, Brooke Franchise was merged with and into Capital.

The description of the merger contained in this Item 1.01 does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is incorporated herein by reference as Exhibit 2.1 to this Current Report on Form 8-K.

Item 2.01	Completion of Acquisition or Disposition of Assets.

On the Closing Date, Brooke Corp. completed a merger pursuant to the Merger Agreement in which Brooke Franchise was merged with and into Capital, resulting in Capital being the surviving company. At the Closing Date, Brooke Corp. received merger consideration of 5,000,000 shares of Capital common stock, par value $0.01 per share. An additional 2,250,000 shares of Capital common stock will be reserved for issuance to Brooke Corp. as merger consideration pursuant to contingent earn-out payments tied to adjusted earnings of Capital (excluding its subsidiaries) in fiscal years 2007 and 2008. Capital has also reserved 2,000,000 additional shares of Capital common stock for issuance in connection with stock or options expected to be granted pursuant to Capital’s 2007 Equity Incentive Plan, as amended. Pursuant to the Merger Agreement, Brooke Corp. has agreed it will not transfer Capital common stock that it received in the Merger for a period of 180 days after the Closing Date, unless Capital otherwise consents.

Prior to the merger, Brooke Corp. owned 100% of Brooke Franchise and 53% of Capital. As a result of the closing of the merger, Brooke Corp. now owns approximately 81% of Capital. Robert Orr, the Chairman of the Board, President and Chief Executive Officer of Capital immediately prior to the Closing Date, is also the Chairman of the Board of Brooke Corp. He is also a member of a group that controls Brooke Corp. Michael Hess, Vice Chairman of the Board and President of Capital’s subsidiary, Brooke Capital Advisors, Inc., is an original investor in, and a current stockholder of, Brooke Corp. Keith Bouchey, a member of the Board of Capital, became the President and Chief Executive Officer of Brooke Corp. on October 1, 2007.

The number of shares of Capital common stock issued by Capital to Brooke Corp. as merger consideration was the result of negotiations among the Independent Committee of the Board of Directors of Capital and the management of Capital and Brooke Corp. As more fully discussed in the definitive Information Statement filed by Capital with the Securities and Exchange Commission on October 16, 2007 and distributed to Capital stockholders regarding a special meeting of Capital stockholders to consider approval of the merger, the Brooke Corp. management actively participated in the negotiation and approval of the Merger Agreement. The execution and delivery of the Merger Agreement by Brooke Corp. followed a determination by the Brooke Corp. board of directors that the transaction contemplated by the Merger Agreement is entirely fair to the Brooke Corp. stockholders. In making this determination, the Brooke Corp. board of directors relied in part on a fairness opinion issued to it by a financial advisor engaged by Brooke Corp. to act as its independent financial advisor with respect to analyzing the fairness, from a financial point of view, of the merger and in connection with the related agreement whereby Brooke Corp. will contribute to Capital 100% of the shares of common stock of a non-standard automobile insurance company, in exchange for additional shares of Capital common stock (the “Delta Plus Exchange Agreement”). In its opinion, the financial advisor determined that the transactions contemplated by the Merger Agreement and the Delta Plus Exchange Agreement were entirely fair, from a financial point of view, to the Brooke Corp. stockholders.

The transactions contemplated by the Delta Plus Exchange Agreement are anticipated to close at a future date subject to satisfaction of conditions contained within the Delta Plus Exchange Agreement.

As described in the section entitled “Information about Business of Brooke Franchise” in the Information Statement, Brooke Franchise’s business prior to the merger consisted primarily of distributing property and casualty insurance through a network of independent agencies franchised under the “Brooke” name.

(a) Exhibits

2.1	Agreement and Plan of Merger dated August 31, 2007, as amended, by and among Brooke Franchise Corporation, Brooke Capital Corporation and Brooke Corporation (incorporated by reference to Exhibit 2.1 to Brooke Corporation’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 7, 2007)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

BROOKE CORPORATION

By:	/s/ Keith E. Bouchey
Keith E. Bouchey
President and Chief Executive Officer
Date:	November 19, 2007

EXHIBIT INDEX

2.1	Agreement and Plan of Merger dated August 31, 2007, as amended, by and among Brooke Franchise Corporation, Brooke Capital Corporation and Brooke Corporation (incorporated by reference to Exhibit 2.1 to Brooke Corporation’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 7, 2007)